EXHIBIT 4
                                                                     ---------

                                IN THE UNITED STATES BANKRUPTCY COURT
                                    FOR THE DISTRICT OF DELAWARE


                                                     x
IN RE                                                :
                                                     :      Chapter 11
OWENS CORNING, et al.,                               :
                                                     :      Case No. 00-03837 (JKF)
                           Debtors.                  :
                                                     :      Jointly Administered
                                                     :
                                                     x      Related to NIBS Docket Nos. 18 and 2342

              FINAL ORDER UNDER 11 U.S.C.ss.ss.105, 345(b) AND 363
                   (I) AUTHORIZING (A) MAINTENANCE OF CERTAIN
                  EXISTING BANK ACCOUNTS, (B) CONTINUED USE OF
                  EXISTING BUSINESS FORMS, (C) USE OF MODIFIED
                  CASH MANAGEMENT SYSTEM, AND (D) TRANSFERS OF
                 FUNDS TO DEBTOR AND NON-DEBTOR AFFILIATES; AND
                       (II) WAIVING INVESTMENT AND DEPOSIT
                      REQUIREMENTS OF 11 U.S.C. ss. 345(b)
                      ------------------------------------

         Upon the motion, dated October 6, 2000, of the above-captioned debtors and debtors-in-possession (the "Debtors"), for Interim and Final Orders Under 11 U.S.C. ss.ss. 105, 345(b) and 363 (I) Authorizing (A) Maintenance Of Certain Existing Bank Accounts, (B) Continued Use Of Existing Business Forms, (C) Use Of Modified Cash Management System, And (D) Transfer Of Funds To Non-Debtor Subsidiaries; And (II) Waiving Investment And Deposit Requirements Of 11 U.S.C. ss. 345(b) (the "Motion"); and the Court having reviewed the Motion and the Declaration of Michael H. Thaman in Support of Chapter 11 Petitions and First Day Orders, sworn to at the hearing on October 6, 2000 (the "Hearing"); and the Court having determined that the relief requested in the Motion (as modified by Exhibit D-1) is in the best interests of the Debtors, their estates, their creditors and other parties-in-interest; and the Court having approved the Agreed-Upon Interim Cash Management Order (the "Interim CMO") at the hearing on June 19, 2001; and the Interim CMO having been extended by agreement among the Debtors, Credit Suisse First Boston, as Agent under that certain Credit Agreement dated as of June 26, 1997 (the "Agent"), the Official Committee of General Unsecured Creditors (the "Creditors' Committee"), the Official Committee of Asbestos Claimants (the "Asbestos Committee") and the Futures Representative appointed on September 28, 2001 effective as of June 12, 2001 (the "Futures Representative," and collectively with the Agent, the Creditors' Committee and the Asbestos Committee, the "Creditor Group"); and it appearing that proper and adequate notice of the Motion and the Notice of Filing of Proposed Final Cash Management Order and Notice of Hearing has been given and that no other or further notice is necessary; and after due deliberation thereon; and good and sufficient cause appearing therefor, it is hereby

                  ORDERED, ADJUDGED AND DECREED THAT:
1. This Order is effective as of the date hereof and will continue in effect until confirmation of a plan or plans of reorganization for the Debtors, unless further modified by order of this Court or in accordance with Paragraph 22 of this Order. This Order supplements and replaces the Interim CMO in all respects.

2. In accordance with sections 105 and 363 of the Bankruptcy Code, the Debtors, in their discretion but subject to the terms of the debtor-in-possession financing facility approved by the Court on November 20, 2000 (the "DIP Facility") and this Order, are authorized and empowered to: (a) designate, maintain and continue to use any and all of their respective collection, collateral, operating, depository, payroll and other accounts (collectively, the "Debtor Bank Accounts") in existence as of 8:30 a.m. (Delaware time) October 5, 2000 (the "Petition Date") in accordance with existing account agreements (the "Account Agreements"), with the same account numbers, including, without limitation, the accounts identified on Exhibit A; (b) close any Debtor Bank Account (except to the extent that an account is subject to an administrative freeze pursuant to this Order it shall not be closed without the Bank's consent); and (c) treat the Debtor Bank Accounts for all purposes as accounts of the Debtors in their capacity as debtors-in-possession; provided that a failure by any of the Debtors to perform any post-Petition Date obligation under an Account Agreement shall permit the Bank that is party to such Account Agreement to close all Debtor Bank Accounts that are subject to such Account Agreement on five (5) business days' written notice if such failure is not cured within such time. The Banks at which the Debtor Bank Accounts and Non-Debtor Bank Accounts (as hereinafter defined) are maintained are hereafter referred to as the "Banks."

3. Except as modified by this Order or subsequent order of this Court, the Debtors and their non-debtor subsidiaries, affiliates and joint ventures set forth on Exhibit B hereto (the "Non-Debtors") shall be permitted to utilize their cash management system existing prior to the Petition Date. The bank accounts of such Non-Debtors shall be referred to as the Non-Debtor Bank Accounts.

4. Any Bank shall be permitted to continue an administrative freeze imposed in accordance with Exhibit D-1 or the Order Granting Debtors' Motion for Temporary Restraining Order and Setting Matter for Preliminary Injunction Hearing dated October 10, 2000 (as amended or extended from time to time, the "TRO"), as applicable, to the extent that such Bank has, as of the Petition Date, valid setoff, recoupment or similar rights under any applicable financing agreement or under applicable law, on any funds held in Debtor Bank Accounts or Non-Debtor Bank Accounts as of the Petition Date; provided that any such administrative freeze may be lifted pursuant to further order of the Court or agreement among the Debtors, the Non-Debtors, the Banks, the Creditors' Committee, the Asbestos Committee and the Futures Representative. All funds collected subsequent to the Petition Date shall be available for the Debtors' or Non-Debtors' use and shall not be subject to any administrative freeze. For purposes of administrative convenience only, any Bank may, on written notice to the Debtors or Non-Debtors, transfer any funds frozen in accordance with this Paragraph 4 to a new account in the name of such Debtor or Non-Debtor at such Bank; provided that the rights and remedies of all parties regarding setoff rights and administrative freeze rights are expressly preserved. Except as otherwise expressly set forth in this Paragraph 4, nothing in this Order shall purport to affect the rights of any party under the TRO with respect to any administrative freeze imposed in accordance therewith.

5. Except as otherwise may be agreed between the Debtors, the Non-Debtors and individual Banks, the Banks are authorized and directed to continue to service and administer the Debtor Bank Accounts and Non-Debtor Bank Accounts as they were maintained pre-Petition Date, except as modified herein, without interruption and in the usual and ordinary course, and to receive, process, honor and pay any and all checks, drafts, wires or automated clearing house transfers ("ACH Transfers") issued on the Debtor Bank Accounts and Non-Debtor Bank Accounts on or after the Petition Date; provided that there must be sufficient funds deposited after the Petition Date in said Debtor Bank Accounts and Non-Debtor Bank Accounts to cover and permit payment thereof. In the usual and ordinary course, any Bank is further authorized to deduct from a Debtor Bank Account in that Bank (other than with respect to funds subject to an administrative freeze in accordance with Paragraph 4) the amount of any check or draft deposited after the Petition Date to that account that is returned for insufficient funds or otherwise not paid, including the amount of any service charge or processing fee charged pre-Petition Date for such service (an "Account Exposure Claim"). With respect to Debtors, to the extent that any Bank is unable to recover the full amount of an Account Exposure Claim by deducting from any such Debtor Bank Account, such Account Exposure Claim shall constitute an allowed superpriority administrative expense claim against the Debtors having priority over all administrative expense claims of the kind specified in sections 503(b) and 507 of the Bankruptcy Code (a "Superpriority Claim") subject only to claims in connection with the DIP Facility and any carve-out thereunder (the "Dip Facility Claims").

6. The Banks shall not honor any check, draft, wire or ACH Transfer presented, issued or drawn on the Debtor Bank Accounts before the Petition Date, unless such Bank receives a request from the Debtors to honor such check or draft as constituting a payment authorized and provided for in an order of this Court; provided that there must be sufficient funds deposited after the Petition Date in said Debtor Bank Accounts to cover and permit payment thereof. The Debtors shall promptly supply the Creditor Group with information regarding any such payments.

7. The Banks are authorized and directed to accept and honor all representations from the Debtors as to which checks should be honored or dishonored consistent with orders entered by this Court, whether such checks are dated before, on or after the Petition Date and whether or not the Banks believe the payment is authorized by some other order of this Court; provided that the Banks shall not be held liable for improperly honoring or dishonoring any check, draft, or ACH transfer presented, issued, or drawn on the Debtor Bank Accounts on account of a claim (as such term is defined in 11 U.S.C. ss. 101(5)) arising before the Petition Date which, at the direction of the Debtors was requested to be honored or dishonored, as the case may be, unless the Banks' actions were grossly negligent; and provided further that nothing in this Order shall or be deemed to be a determination on the merits as to whether any ACH Transfer was properly or improperly made or reversed, and the rights of all parties with respect to such issues are expressly reserved.

8. Any and all accounts opened by any Debtor on or after the Petition Date at any bank shall be deemed a Debtor Bank Account (as if it had been opened before the Petition Date) and any and all banks at which such accounts are opened shall be subject to the rights and obligations of the Banks under this Order.

9. Other than as set forth in Paragraphs 12 and 15 below, the Debtors and Non-Debtors shall not be permitted to transfer funds to pay pre-Petition Date intercompany indebtedness (including, without limitation, interest on any such intercompany indebtedness) without prior Court order.

10. Other than as set forth in Paragraphs 10 through 15 below, Debtors and Non-Debtors shall only be permitted to transfer funds to each other to the extent any such transfer is made in payment for goods and services provided to the payor subsequent to the Petition Date in the ordinary course of business and consistent with pre-Petition Date business practices; provided that any intercompany administrative claim in the Debtors' cases for goods and services shall be subordinate to administrative claims by third parties for goods and services.

11. Owens Corning shall be permitted to transfer funds in the ordinary course and consistent with pre-Petition Date business practices to other Debtors and to Non-Debtors for capital expenditures provided in Owens Corning's annual capital expenditure budget as approved by Owens Corning's board of directors; provided that transfers of funds to Non-Debtors for growth and expansion capital expenditures shall not exceed $20,000,000 annually. Such transfers of funds shall be evidenced as a term loan (unless any applicable law or any financing agreement precludes such Debtor or Non-Debtor from characterizing such amount as a loan, in which event Owens Corning shall give notice of such preclusion to the Creditor Group) in the form of a master term note with appropriate schedules attached. The master term note shall provide that (i) transfers of funds to another Debtor shall be treated as a Superpriority Claim (subject solely to the Dip Facility Claims) in the recipient's bankruptcy case to the extent not repaid and (ii) transfers of funds to Non-Debtors shall be repaid before the repayment of such Non-Debtor's intercompany debt existing as of the Petition Date ("Senior Debt"). The Debtors and Non-Debtors shall be permitted to transfer funds to pay post-Petition Date intercompany indebtedness created pursuant to the provisions of this Paragraph (including, without limitation, interest on any such intercompany indebtedness).

12. IPM, Inc. and its non-debtor subsidiaries, affiliates and joint ventures (each a "Non-Debtor IPM Entity" and collectively, the "Non-Debtor IPM Entities" designated on Exhibit B) shall be permitted to transfer funds to other Non-Debtor IPM Entities in the ordinary course of business and consistent with pre-Petition Date business practices, provided that no transfer may be made to any Non-Debtor IPM Entity with a negative net worth as of the date of the last quarterly financial statements prepared by such Non-Debtor IPM Entity without the approval of the Agent (as defined below), which approval shall not be unreasonably withheld. Unless such transfers are in payment for goods and services provided to the payor subsequent to the Petition Date in accordance with Paragraph 10 above, such transfers of funds will be evidenced as a loan (unless any applicable law or any financing agreement precludes such Non-Debtor IPM Entity from characterizing such amount as a loan, in which event Owens Corning shall give notice of such preclusion to the Creditor Group) in the form of a master promissory note with appropriate schedules attached. The Non-Debtor IPM Entities shall be permitted to transfer funds to other Non-Debtor IPM Entities to pay pre-Petition Date intercompany indebtedness (including, without limitation, interest on any such intercompany indebtedness) set forth on Exhibit C hereto and post-Petition Date intercompany indebtedness created pursuant to the provisions of this Paragraph (including, without limitation, interest on any such intercompany indebtedness). A report setting forth all such loans and transfers made pursuant to this Paragraph 12 shall be delivered to the Creditor Group within thirty (30) days following the end of each month.

13. In addition to the transfers described in Paragraphs 9, 10, 11 and 12, Debtors and Non-Debtors shall be permitted to transfer funds to other Debtors and Non-Debtors with a positive net worth, so long as (i) the aggregate amount of any such post-Petition Date transfers remaining outstanding and not repaid does not exceed Twenty Five Million Dollars ($25,000,000) at any given time,
(ii) the aggregate amount of any transfers remaining outstanding and not repaid to any one Debtor or Non-Debtor will not exceed at any given time the lesser of
(a) Five Million Dollars ($5,000,000) or (b) two times the sum of the shareholders equity and intercompany loans recorded on the books of such Debtor or Non-Debtor as of the Petition Date, and (iii) the funds are utilized for working capital, to build inventory or to manage seasonal cash flow fluctuations. Such transfers of funds will be evidenced as a revolving loan (unless any applicable law or any financing agreement precludes such Debtor or Non-Debtor from characterizing such amount as a loan, in which event Owens Corning shall give notice of such preclusion to the Creditor Group) in the form of a master revolving note with appropriate schedules attached. The master revolving note shall provide that (i) transfers of funds from a Debtor to another Debtor or from a Non-Debtor to a Debtor shall be treated as a Superpriority Claim (subject solely to the Dip Facility Claims) in the recipient's bankruptcy case to the extent not repaid and (ii) transfers of funds from a Debtor to a Non-Debtor or from a Non-Debtor to another Non-Debtor shall be treated as Senior Debt. The Debtors and Non-Debtors shall be permitted to transfer funds to pay post-Petition Date intercompany indebtedness created pursuant to the provisions of this Paragraph (including, without limitation, interest on any such intercompany indebtedness).

14. In addition to the transfers described in Paragraphs 9, 10, 11 and 12, Debtors and Non-Debtors shall be permitted to transfer funds to other Debtors and Non-Debtors with a negative net worth as of the date of the last quarterly financial statements prepared by such Debtor or Non-Debtor, so long as (i) the aggregate amount of any such post-Petition Date transfers remaining outstanding and not repaid does not exceed One Million Dollars ($1,000,000) at any given time, and (ii) the funds are utilized for working capital, to build inventory or to manage seasonal cash flow fluctuations. Such transfers of funds will be evidenced as a revolving loan (unless any applicable law or any financing agreement precludes such Debtor or Non-Debtor from characterizing such amount as a loan, in which event Owens Corning shall give notice of such preclusion to the Creditor Group) in the form of a master revolving note with appropriate schedules attached. The master revolving note shall provide that (i) transfers of funds from a Debtor to another Debtor or from a Non-Debtor to a Debtor, shall be treated as a Superpriority Claim (subject solely to the Dip Facility Claims) in the recipient's bankruptcy case to the extent not repaid and (ii) transfers of funds from a Debtor to a Non-Debtor or from a Non-Debtor to another Non-Debtor shall be treated as Senior Debt. The Debtors and Non-Debtors shall be permitted to transfer funds to pay post-Petition Date intercompany indebtedness created pursuant to the provisions of this Paragraph (including, without limitation, interest on any such intercompany indebtedness).

15. The transfers of funds in connection with the following eight (8) transactions are approved exceptions to Paragraphs 9 through 14, are not included for purposes of calculating any "caps" in the aforementioned Paragraphs 9 through 14, and are authorized only by this Paragraph 15, not Paragraphs 9 through 14.

     A. EOCF To Offshore. In the ordinary course of business two Non-Debtor IPM Entities, Engineered Pipe Systems, Inc.("EPS"), a 100% subsidiary of IPM, Inc. ("IPM"), and Norske EPS BOT AS, an indirect 100% subsidiary of EPS, sold all of their stock and interests in certain affiliates of EPS to Saudi Arabian Amiantit Co. pursuant to that certain Stock Purchase Agreement dated February 28, 2001. However, pursuant to that certain Norway Escrow Agreement dated February 28, 2001, the funds in connection with the sale could not be released unless the escrow agent received either notice of bankruptcy court approval or notice of committee non-objection. As a result, the Creditors' Committee executed a letter agreement consenting to the sale and the implementation of the transactions provided for in the Stock Purchase Agreement and the Norway Escrow Agreement.

          Although the proceeds of the sale were transferred to EPS, Flowtite Offshore Services Ltd. ("Offshore"), an indirect 100% subsidiary of EPS, was obligated to pay $460,000 in connection with the severance and pension fund obligations pursuant to the Stock Purchase Agreement. Offshore did not have the funds to make the payment. As a result, European Owens-Corning Fiberglas, S.A. ("EOCF") transferred the necessary funds to Offshore in June 2001. The transfer was recorded as a loan. However, the loan was repaid in August 2001.

     B. Owens Corning To Integrex. Subsequent to the Petition Date, Owens Corning decided that the asbestos claims processing services provided by Integrex were no longer necessary. However, Integrex had developed additional service business enterprises which became operational. Although the management of Integrex had decided pre-Petition Date to transfer these operations into separate limited liability companies owned by a newly formed Owens Corning subsidiary, Integrex Ventures LLC, the transfers never occurred. Therefore, as of the Petition Date, Integrex continued to own the service enterprises.

          Significant expenses were involved in the shut-down of the asbestos claims processing services segment of Integrex. The expenses include lease and other contract termination expenses, and severance and pension fund obligations in connection with the asbestos claims processing employees that were terminated. Additionally, the service enterprises operate at a loss. Integrex did not have the necessary funds to cover the shut-down costs of the asbestos claims processing segment nor the operating losses of the service enterprises. As a result, Owens Corning transferred a total of $6,636,487, as of November 30, 2001, to Integrex in a series of transfers. Additional transfers will be necessary to complete the shut-down and to transfer the service business enterprises to Owens Corning. Such additional transfers shall not exceed approximately $246,000.

     C. Exterior To Fibreboard. When the Debtors filed their Chapter 11 petitions, Wells Fargo subjected bank account #4250157468 in the name of Fibreboard Corporation ("Fibreboard") to an administrative freeze. On October 5, 2000, $3,118,677 was deposited in the Fibreboard account. However, the funds were the customer deposits of Exterior Systems, Inc., ("Exterior") which were swept in the Fibreboard account based on the Debtors' pre-Petition Date cash management system. As a result, an intercompany loan from Exterior to Fibreboard was recorded on the financial statements of Exterior and Fibreboard.

          Unless the frozen funds are released, Fibreboard does not have the financial ability to reimburse Exterior. Moreover, the loan that was created due to the administrative freeze was not a transfer of funds within the meaning of transfer under the Interim CMO.

     D. Britinvest To EOCF. Products produced by Owens Corning's European affiliates are invoiced in the purchasers' currency. In order to centralize the currency exposure, European Owens-Corning Fiberglas, S.A. ("EOCF") collects the receivables pursuant to a collecting agent agreement.

          When the Debtors filed their Chapter 11 petitions, many bank accounts of Owens Corning and its affiliates were subjected and remain subjected to an administrative freeze. Due to the disruption in sources of funds, EOCF could not meet its payment obligations, in particular, its immediate payroll obligations for Owens Corning's European affiliates.

          As a result, Owens-Corning Britinvest Limited ("Britinvest") transferred 6,000,000 pounds Sterling to EOCF on October 13, 2000, which is equal to approximately $8,724,608 as of October 31, 2001. Prior to transferring the funds, counsel for the Debtors discussed this transfer with counsel for the Banks. Because the CMO was being negotiated, counsel for the Banks consented to the transfer on the condition that the transfer was documented as a loan from Britinvest to EOCF. In November 2001, EOCF repaid Britinvest 600,000 pounds Sterling and in December 2001, EOCF repaid Britinvest 500,000 pounds Sterling. In connection with the transaction described in this Paragraph 15(D) only, Britinvest shall not transfer additional funds to EOCF.

     E. Owens Corning To Remodeling. Owens Corning developed a proprietary product to be used in basement remodeling and finishing, the Basement Wall Finishing System(TM) ("BFS"). Owens Corning Remodeling Systems, LLC ("Remodeling") was formed in January 2000 to sell BFS franchises to residential remodelers. Remodeling executed eight franchise agreements before filing a Chapter 11 petition. The franchise agreements require the residential remodelers to pay franchise fees, training and market development fees, and other miscellaneous fees. Expenses of Remodeling, including marketing, promotions, and payroll, were paid from bank accounts of Owens Corning and payments made pursuant to the franchise agreements were deposited in bank accounts of Owens Corning.

          However, because Remodeling is a new enterprise, expenses continue to exceed revenues. Therefore, Owens Corning has been and will need to continue funding the expenses of Remodeling. As a result, as of November 30, 2001, Owens Corning transferred $3,832,096 in a series of transfers to Remodeling. The aggregate amount of all prior transfers and subsequent transfers shall not exceed $6,000,000.

     F. G.B. Ltd. Due to a substantial downturn in demand for its products, Owens-Corning Fiberglas (G.B.) Ltd. ("G.B. Ltd.") experienced difficulty in generating sufficient revenue to pay its operating costs and pension plan obligations. As a result, Owens-Corning Britinvest Limited ("Britinvest") transferred 11,465,000 pounds Sterling to G.B. Ltd. in a series of transfers beginning in November 2000, which is equal to approximately $16,676,989 as of December 31, 2001.

          Further, since October 2001, Owens Corning deferred receipt of certain payables due from G.B. Ltd. in connection with alloy leases and royalty payments in an effort to conserve funds in G.B. Ltd. As of December 31, 2001, $1,845,000 has been deferred.

          Owens Corning is authorized to transfer funds to Britinvest and Britinvest is authorized to transfer funds to G.B. Ltd.; such transfers of funds shall not exceed $12,000,000 through December 31, 2002, which includes additional loans, alloy lease deferrals and royalty deferrals.

     G. Canadian Transfers. Owens Corning NRO Inc. ("NRO") and Owens Corning NRO II Inc. ("NRO II") are both Canadian holding companies. NRO owns all the stock of Owens Corning Canada Inc.("OC Canada"), a Canadian operating company. NRO II owns all the stock of OC Celfortec Inc.("Celfortec"), a Canadian operating company. NRO, NRO II, OC Canada and Celfortec are Non-Debtor IPM Entities.

          In 1998, OC Canada and OC Celfortec borrowed funds from Royal Bank of Canada in the amounts of CAD 159,000,000 and CAD 26,000,000 respectively in return for notes payable. NRO and NRO II then purchased the respective notes payable for their subsidiary from Royal Bank of Canada. Since 1998, interest has been paid to NRO and NRO II in June and December each year from the operating companies in annual amounts of approximately CAD 12,100,000 for OC Canada and CAD 2,000,000 for Celfortec.

          Consistent with prior practice, immediately after receiving the interest payments, NRO and NRO II would contribute capital to their respective operating company for the amount of the interest payment less a Canadian withholding tax payment.

          As a result, these transfers provide OC Canada and Celfortec interest deductions from taxable income under applicable Canadian tax regulations in an amount equal to the respective interest payments. OC Canada and Celfortec receive a tax benefit of approximately 38%, while NRO and NRO II pay tax at only a 10% rate. The tax benefit generated is approximately 28% of CAD 12,100,000 and CAD 2,000,000 annually. Additional transfers for future interest payments in 2002 will also be necessary in the same annual amounts. However, the tax benefit will not be available after 2002.

          Counsel for the Debtors discussed the interest payments and capital contributions with counsel for the Banks. Counsel for the Banks consented to the transfers for December 2000, June 2001, December 2001, June 2002 and December 2002, and executed a letter agreement evidencing the Banks consent on December 19, 2001.

          The transfers for December 2000, June 2001, December 2001, June 2002 and December 2002 are authorized. If any future tax benefit becomes available which will require similar transfers, the Debtors shall disclose such transfers to the Creditor Group.

     H. Owens Corning To OCIL. Based on a pre-Petition Date oral agreement, Owens Corning agreed to defer receipt of certain royalties from Owens-Corning (India) Limited ("OCIL") under that certain Technology License Agreement made as of April 8, 1997, as amended by that certain Ratification made as of December 20, 1999 (the "Technology License"). As of December 31, 2001 royalties in the amount of $4,240,000 have been deferred. In addition, OCIL has not paid license fees in the amount of $1,400,000 under the Technology License.

          As a result, Owens Corning recorded a receivable on its financial statements in an amount of $5,640,000 as of December 31, 2001. Any additional royalty deferrals are also authorized.

16. With respect to the transfers permitted in Paragraphs 9 through 15, the Debtors and Non-Debtors are directed to (a) maintain strict records of all such transfers so that all transactions may be readily ascertained, traced and recorded properly on applicable accounts, and (b) maintain records of the cash and cash equivalent balances existing for all Debtors and Non-Debtors as of the Petition Date.

17. The Debtors and the Banks are hereby authorized and directed to continue to perform under the terms of the Account Agreements except to the extent expressly directed to the contrary by the terms of this Order, by operation of the Bankruptcy Code or by order of this Court; provided that nothing set forth herein shall prejudice the rights of any Bank, the Creditors' Committee, the Asbestos Committee, the Futures Representative or the Debtors with respect to any Account Agreement arising under the Bankruptcy Code. The parties to such agreements shall continue to enjoy the rights and remedies afforded to them under such Account Agreements except to the extent modified by the terms of this Order, by operation of the Bankruptcy Code or by order of this Court. 18. The Debtors and Non-Debtors are hereby authorized to execute any additional documents as may be required to carry out the intent and purpose of this Order.

19. The Debtors are authorized to continue to use their existing business forms and checks without alteration or change and without the designation "Debtor-in-Possession" imprinted upon them.

20. The Debtors and Non-Debtors are authorized to invest and deposit funds in accordance with their established deposit and investment practices in effect as of the Petition Date, filed under seal with this Court on June 20, 2001, and if and to the extent such deposit and investment practices are not consistent with the requirements of 11 U.S.C. ss. 345(b), such requirements are waived, for good cause shown, subject to the Debtors maintaining a collateralization arrangement with Union Bank of California, or any successor concentration banks, and final approval of this Order. Owens Corning and the other Debtors that are operating subsidiaries located in the United States (each an "Operating Subsidiary" and collectively, the "Operating Subsidiaries") and Owens Corning Canada Inc. and the other Non-Debtors that are operating subsidiaries located in Canada (each a "Canadian Operating Subsidiary" and collectively, the "Canadian Operating Subsidiaries") shall be permitted pursuant to the modified cash management system to consolidate and invest excess funds in investment accounts in the name of Owens Corning for the benefit of Owens Corning and the Operating Subsidiaries, or Owens Corning Canada Inc. for the benefit of Owens Corning Canada Inc. and the Canadian Operating Subsidiaries, which investment accounts shall have sub-accounts in the name of each Operating Subsidiary or Canadian Operating Subsidiary, as the case may be, holding or otherwise segregating the investments of such Operating Subsidiary or Canadian Operating Subsidiary, and such sub-accounts and all funds or assets therein shall at all times remain the property of such Operating Subsidiary or Canadian Operating Subsidiary and shall in no way be deemed to constitute property of the Owens Corning chapter 11 estate or Owens Corning Canada, Inc., as the case may be. At the end of each month, Owens Corning and Owens Corning Canada Inc. shall reconcile the sources and uses of cash made during the month and shall, within thirty (30) days following the end of each month, provide a copy of such reconciliation report to the Agent. To the extent any Operating Subsidiary or Canadian Operating Subsidiary does not have sufficient funds to pay the expenses paid on its behalf, Debtors and Non-Debtors shall be permitted to transfer funds in accordance with Paragraphs 13 and 14 of this Order to cover any such deficiency.

21. Nothing in this Order shall restrain Credit Suisse First Boston or any of its affiliates from collecting receivables and any proceeds thereof owned by Owens Corning Funding Corporation or Alpine Securitization Corp. under or in connection with the Receivables Purchase Facility, dated December 20, 1994, as amended.

22. This Order may be modified by further agreement among the Debtors and the Creditor Group.

23. Nothing in this Order shall be deemed directly or indirectly to ratify, confirm, modify, affect or limit the validity or enforceability of, or any right to payment by Owens-Corning Fiberglas Technology Inc. ("OC Tech") under (i) the License Agreement dated as of October 1, 1991 between OC Tech, as Licensor and Owens Corning, as Licensee, or (ii) the License Agreement dated as of April 27, 1999 between OC Tech, as Licensor, and Exterior Systems, Inc., as Licensee.

24. The issuance of this Order is without prejudice to the rights of the Creditor Group, at any time at or prior to confirmation of a plan or plans of reorganization or the closing of the Debtors' chapter 11 cases, whichever is earlier, to contest any of the transactions described in Paragraph 15 herein, including, without limitation, the validity, source and/or allocation of any payments or transfers made thereunder.

25. The Debtors shall serve a copy of this Order on all Banks within three (3) business days of the entry of this Order or within three (3) business days of the opening of any new accounts pursuant to Paragraph 8 of this Order. The Debtors and the Agent shall serve a copy of any notice provided under that certain Standstill and Waiver Agreement dated as of June 19, 2001 upon the Creditor Group.

26. Notwithstanding Fed. R. Bankr. P. 6004(g), this Order shall take effect immediately upon entry.

Dated:   Wilmington, Delaware
         February 25, 2002

----------------------------------------
The Honorable Judith K. Fitzgerald
U. S. Bankruptcy Court

Consented To By:

---------------------------------------

One of the Attorneys for Owens Corning, et al.

Norman L. Pernick (No. 2290)
J. Kate Stickles (No. 2917)
SAUL EWING LLP
222 Delaware Avenue, Suite 1200
P.O. Box 1266
Wilmington, DE  19899
(302) 421-6800
(302) 421-5865

Attorneys for Owens Corning, et al.

---------------------------------------
One of the Attorneys for
Credit Suisse First Boston, Agent

Mark D. Collins (No. 2981)
Daniel J. DeFranceschi (No. 2732)
RICHARDS LATYON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE 19899
(302) 651-7531
(302) 658-6548

Mark J. Shapiro
SHEARMAN & STERLING
599 Lexington Avenue
New York, NY 10022-6030
(212) 848-8195
(212) 848-7179

Attorneys For Credit Suisse First Boston, Agent

---------------------------------------
One of the Attorneys for the Official Committee of Unsecured Creditors of Owens Corning

William H. Sudell, Jr. (No. 463)
Eric D. Schwartz (No. 3134)
MORRIS, NICHOLS, ARSHT AND TUNNELL
1201 North Market Street
P. O. Box 1347
Wilmington, DE 19899-1347
(302) 658-9200
(302) 658-3989

Stephen H. Case, Esquire
Nancy Lazar, Esquire
DAVIS POLK & WARDWELL
450 Lexington Avenue
New York, NY 10017
(212) 450-4000
(212) 450-3800

Attorneys for the Official Committee of
Unsecured Creditors of Owens Corning

--------------------------------------
One of the Attorneys for the Official Committee of Asbestos Claimants of Owens Corning

Matthew G. Zaleski, III, Esquire (No. 3557)
CAMPBELL & LEVINE, LLC
Chase Manhattan Centre
1201 Market Street, 15th Floor
Wilmington, DE 19801
(302) 426-1900

Elihu Inselbuch, Esquire
Rita Tobin, Esquire
CAPLIN & DRYSDALE, CHARTERED
399 Park Avenue
New York, NY 10022-4614
(212) 319-9240
(212) 319-8797

Attorneys for the Official Committee of
Asbestos Claimants of Owens Corning

---------------------------------------------
One of the Attorneys for the
Futures Representative

James L. Patton, Jr., Esquire (No. 2202)
Edwin J. Harron, Esquire (No. 3396)
YOUNG CONAWAY, ET AL.
1000 West Street, 17th Floor
Wilmington, DE 19899
(302) 571-6684
(302) 571-1253

Edmund M. Emrich, Esquire
Jane W. Parver, Esquire
KAYE SCHOLER LLP
425 Park Avenue
New York, NY 10022
(212) 836-8768
(212) 836-8510

Attorneys for the Futures Representative of Owens Corning